ADDENDUM NO. 1 TO
REORGANIZATION AND SHARE EXCHANGE AGREEMENT

This Addendum No. 1 ("Addendum") is made and entered into effective as of 3 May , 2021 (the "Effective Date") by and between Modular Medical, Inc., a Nevada corporation ("Company"), Quasuras, Inc., a Delaware corporation ("Target"), Paul M. DiPerna ("Target Controlling Stockholder"), and the "Target Minority Stockholders" indicated in the signature block below with respect to that certain Reorganization and Share Exchange Agreement dated May __, 2017 by and between the foregoing parties (the "Share Exchange Agreement").

1. All capitalized terms used in this Addendum that are not otherwise defined herein shall have the same meanings as set forth in the Share Exchange Agreement.

2. Notwithstanding anything to the contrary contained in Section 4.15 or elsewhere in the Share Exchange Agreement, as of the Effective Date: (i) the limit on the number of directors on Company's Board shall be increased from five (5) to seven (7); (ii) the Target Controlling Stockholder shall relinquish the right to appoint directors and to terminate and replace any directors appointed by him; and (iii) the Target Controlling Stockholder shall remain Chairman of the Company Board for five (5) years from the actual Closing Date; provided, that in the event the Target Controlling Stockholder resigns or is otherwise replaced as Company's Chief Executive Officer, Target Controlling Stockholder shall remain as Chairman of the Company Board for an additional period of three (3) years.

3. Except as modified by the terms of this Addendum, all provisions of the Share Exchange Agreement shall remain unchanged, are in full force and effect, and shall continue to be binding on the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Addendum to be effective as of the Effective Date.

MODULAR MEDICAL, INC.
(the Company)

By: [signature]
Paul M. DiPerna,
CEO

[signature]
Paul M. DiPerna,
Target Majority Stockholder

morgan frank
Morgan C. Frank,
Target Minority Stockholder

QUASURAS, INC. (the Target)

By: [signature]
Paul M. DiPerna,
CEO

JAMES BESSER
James E. Besser,
Target Minority Stockholder